Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AT&T Inc. of our report dated May 20, 2015, on the financial statements of the DIRECTV 401(k) Savings Plan appearing in the Annual Report on Form 11-K of the DIRECTV 401(k) Savings Plan.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
July 24, 2015